FAIRVIEW, TX--(Marketwired - June 25, 2013) - SunVault Energy Inc. (OTC BB: ORGL)  (OTC BB: SVLT as of Friday June 28, 2013) Executives plan to capitalize on 40 years of global networking and battery commercialization experience.

“The past 100 years in battery advancements can be viewed as the warm-up for what is about to occur in the stationary DC energy storage market”, states John Crawford, CEO and former 22 year Energizer Battery Company veteran.  “At the end of the day, the lowest cost system approach is the only viable solution in a free marketplace.  The SunVault technology platform and commercialization strategy has been carefully crafted so as to redefine the cost of electricity and the way it can be generated, stored, purchased, installed and utilized going forward.  During the latter portion of my career at Energizer as Director-Strategic Ventures, I had the opportunity to look out 5 to 10 years, assess consumer and technology trending, while traveling the globe in search of game-changing energy technologies suitable for the masses in support of the Energizer business.  I have seen some very interesting products, but nothing holds a light to SunVault’s disruptive impact of creating energy and storing it simultaneously at the molecular level.  What we are commercializing at SunVault is a solar panel and a battery wrapped up into one low-cost disruptive unit”.

“SunVault’s technology and product roadmap has been vetted by two of North America’s most influential technical universities,” states Dr. Mark Schubert, SunVault Energy CTO. “The key takeaway from both reviews was that our systematic platform approach to solving the energy storage problem is both novel and compelling, while one went as far to say that ‘it definitely looks like SunVault Energy is the company to work with’.  As a result of John and my combined 40 year experience at Energizer, we are able to view the stationary energy storage solution a little differently than most,” commented Dr. Schubert.  Prior to joining SunVault in February 2013, Dr. Schubert was a Chief Scientist at the Energizer Battery Company.  During his nearly 17 years at Energizer, Mark impacted every business unit through the commercialization of several key foundational technologies.  Dr. Schubert is a prolific inventor with 16 US and international patents and additional pending. As he has since 2001, Dr. Schubert will continue to serve as an Executive Editor for the Journal of Applied Polymer Science, the world’s largest peer-reviewed scientific journal covering polymer science.  Dr. Schubert holds a Bachelor of Science in Biomedical Engineering and a Ph.D. in Macromolecular Science both from Case Western Reserve University in Cleveland, Ohio.

 “Mark’s role is to carefully craft and direct the product strategy and technology roadmap as a function of prior experience, our combined global rolodex and extensive consumer research.  Working alongside Mark again to commercialize a game-changing technology makes it seem like nothing has changed since our days at Energizer, but in reality, everything is about to change” states John Crawford.  Mr. Crawford holds numerous patents as well, and graduated with honors from the University of Missouri-Rolla with a Bachelor of Science in Mechanical Engineering.

About SunVault Energy Inc.:

SunVault Energy Inc. is committed to bringing cost effective generation and energy storage to the solar industry through a seamless, novel and simultaneous integration of energy generation and storage at the molecular level. This technical approach is a first and has the potential to enable the lowest overall system cost at maximum efficiency. SunVault's mandate is to deploy its platform in an attempt to eliminate the monthly electricity bill for anyone who uses electricity thereby positively impacting the lives of 6 billion people around the world. Neither the platform technology nor ensuing product roadmap is anticipated to be dependent upon government subsidy or tax incentive programs to create product demand.

For more information, visit the SunVault Energy website at http://www.sunvaultenergy.com/.

For corporate information, send email to question@sunvaultenergy.com.

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